EXHIBIT 99.1

1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

Tim Klein
404-885-8555
404-771-2029 (wireless)
tim.klein@equifax.com

Equifax Leverages Internal Bench Strength for Leadership Moves at USCIS and TALX, Announces New Leader for its International Unit

ATLANTA – April 26, 2010 – Equifax Inc. (NYSE:EFX), today announced the next phase of planned changes to its Senior Leadership Team to facilitate the company’s ongoing transformation and growth of its core and emerging businesses. All changes will be effective over the next 45-60 days to ensure an orderly transition of responsibilities:

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Effective June 30, William ‘Bill’ Canfield, 71, will retire as President of TALX, Equifax’s provider of workforce solutions. Canfield has been with TALX since September 1986 when he became its president. Two years later, he was appointed as TALX’s chairman of the board. TALX was acquired by Equifax in May, 2007, at which time Canfield also became a member of the Equifax Board of Directors. Under Canfield’s leadership, TALX has become the industry leader for income and employment verification services.

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Assuming Canfield’s role is J. Dann Adams, currently President of U.S. Consumer Information Solutions (USCIS). Adams, who has been with Equifax since 1999, will relocate to St. Louis where the TALX unit is headquartered. During his tenure with Equifax, Adams has held a number of senior sales leadership roles in its core consumer division and was one of the primary architects of what subsequently become Equifax’s North America Commercial division. Through Adams’ leadership, the company also successfully launched its rapidly growing Equifax Settlement Services and Capital Markets divisions.

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Rudy O. Ploder, currently President of Equifax International, will assume leadership for USCIS. Ploder joined Equifax in 2004. Under his leadership, the company has enjoyed strong growth in countries such as Canada, Iberia, Brazil and the U.K. Most recently, Ploder has worked closely with the company’s Corporate Development arm to provide insight and guidance into Equifax’s entry into key emerging markets such as Russia and India.

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Joining Equifax as the new President of its International unit is Paulino M. Barros who will join the company on April 26. Most recently, Barros was President of PB&C Global Investments, LLC, an investment and consulting company focused primarily on the telecommunications, wireless and internet sector. Prior to that, he led the Global Business Services division of AT&T Corp., with P&L responsibility for that company’s enterprise and wholesale businesses in 134 countries. He has also held a number of commensurately senior-level positions for companies including Bellsouth Corp., Motorola Inc. and Monsanto Company. A native of Brazil, Barros holds a Masters in Business Administration from Washington University, St. Louis, MO., and two engineering degrees from leading Brazilian institutions.

“As Equifax continues its journey of transformation, I am proud that we have the resilience and internal bench-strength to enable us to make pivotal leadership changes that will serve as a catalyst for growth,” said Chairman and CEO Richard F. Smith.  “We thank Bill Canfield for his leadership and dedication over the years, and warmly welcome Paulino to the Equifax leadership team.”

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Its common stock is traded on the New York Stock Exchange under the symbol EFX.

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